Exhibit 10.15

Written Description of Non-employee Director Compensation

Each non-employee Director will be paid an annual retainer of $40,000 (except the Lead Director, who will receive a $45,000 retainer), plus an annual grant of options to purchase 2,000 shares of the Company’s stock.  The options are to be granted under the Company’s 2007 Equity Incentive Plan, which provides for options to be granted to directors with an exercise price equal to the fair market value of the Company’s stock on the date of grant.  The options will be immediately exercisable upon grant and remain outstanding for a period of 10 years from the date of grant.